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                                                                    EXHIBIT 99.1

                         [LETTERHEAD OF BRYLANE, L.P.]



FOR IMMEDIATE RELEASE

              BRYLANE, L.P. TO ACQUIRE CHADWICK'S OF BOSTON, LTD

NEW YORK, Oct. 21, 1996 -- Brylane, L.P. today announced it has reached a definitive agreement to acquire Chadwick's of Boston, Ltd. from The TJX Companies, Inc. Chadwick's of Boston is the nation's largest catalog retailer of off-price women's apparel with sales of approximately $465 million in 1995. Brylane is one of the nation's leading catalog retailers of women's and men's apparel through its Lane Bryant, Roaman's, Lerner, Sue Brett and KingSize catalogs. Brylane, L.P. was established in 1993 as a joint venture between Freeman Spogli & Co., management, and The Limited, Inc. and recorded $600 million in sales in 1995. The combined company's sales will exceed $1.1 billion. Brylane will purchase the assets of Chadwick's, excluding certain accounts receivable, for approximately $223 million in cash and a $20 million convertible subordinated note. Financing for the transaction will be provided through bank facilities underwritten by J.P. Morgan & Co. and Merrill Lynch Capital Markets. In addition, Freeman Spogli & Co., the majority owner of Brylane, has committed to provide $50 million of equity financing.

"Chadwick's of Boston is a very exciting addition to our present business, which will significantly expand our position in the regular-size apparel catalog market," said Peter Canzone, Chairman and CEO of Brylane. "The company's exceptionally talented management team and quality workforce have made Chadwick's one of the most recognized brand names in women's apparel catalog retailing. Through its consistent merchandising focus and excellent marketing skills, Chadwick's has developed one of the largest customer bases in the catalog industry."

Chadwick's and its 2,500 employees will continue to operate from its facilities located in West Bridgewater, Massachusetts, Brylane has fulfillment and telemarketing centers in Indianapolis, Indiana and additional telemarketing centers in Greenwood, Indiana and San Antonio, Texas. Brylane's corporate offices are located in New York City. In October 1995, Brylane acquired the KingSize big and tall men's apparel catalog business, which is based in Hingham, Massachusetts.

Merrill Lynch & Co. and Lazard Freres & Co. provided advisory services to Brylane in connection with the transaction.

                                     # # #

Contact: Peter Canzone
         Brylane, L.P.
         (212) 613-9601